Exhibit 10.1

[*****] INDICATES A PORTION OF THIS EXHIBIT THAT WAS OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THIS EXHIBIT INCLUDING SUCH OMITTED INFORMATION WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION ON A CONFIDENTIAL BASIS.

MASTER SERVICE AGREEMENT

This Master Service Agreement (this “Agreement”) made as of October 25, 2013 (the “Effective Date”) by and Alamo Pharma Services, Inc., a Texas corporation with offices at 77 N. Broad Street, Doylestown, PA  18901 (“Alamo”), and DARA BioSciences, Inc., a Delaware corporation with its principal place of business at 8601 Six Forks Road, Suite 160, Raleigh, NC 27615 (“Client”). Alamo and Client may each be referred to herein as a “Party” and collectively, the “Parties.”

RECITALS

A.           Alamo offers a wide range of services and offerings to clients in the pharmaceutical and biotechnology business.

B.           Client hereby engages Alamo, and Alamo hereby accepts such engagement, to provide various types of services pursuant to the terms hereof, each separate project agreement (each a “Project Agreement”), and Appendix to be executed by the Parties.  Client and Alamo shall enter into a Project Agreement for each program they wish to be governed by the terms and conditions of this Agreement.  Please see attached Project Agreement, Exhibit A, and Co-Promotion Agreement, Exhibit B.

1. Interpretation and Construction

(a) The Parties desire for the terms and conditions set forth in this Agreement to govern the relationship between the Parties.  Unless otherwise specifically set forth in a Project Agreement, in the event of a conflict or inconsistency between the terms and conditions set forth in this Agreement and the terms and conditions set forth in a Project Agreement, the terms and conditions set forth in this Agreement shall take precedence, govern and control.

(b) The Parties hereby acknowledge that the terms set forth in this Agreement shall be incorporated by reference into each Project Agreement, as if fully set forth at length therein.

(c) The Parties acknowledge that in addition to Alamo, certain of Alamo’s Affiliates may provide certain services to Client and may directly enter into a Project Agreement with Client, subject to Client’s prior written consent, pursuant to which such Alamo Affiliate shall provide certain services to Client, as set forth in detail in said executed Project Agreement.  In such event, the Project Agreement shall confirm that this Agreement shall govern the relationship between Client and the particular Alamo Affiliate, and such parties agree to be bound by the terms set forth herein.

2. The Services

Client shall retain Alamo or one or more of its affiliates to provide services as set forth in one or more Project Agreements (hereinafter the “Services”).  The general scope of work is set forth in Attachment A attached hereto.

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3. Representations and Warranties of the Parties

(a) Alamo represents warrants and covenants that:

(i) it shall perform the Services in a professional, workmanlike manner and in accordance with those specifications to which Alamo and Client agree (in writing), and will perform the Services in accordance with any timelines agreed upon in writing;

(ii) it shall maintain in full force and effect all necessary licenses, permits, approvals (or waivers) and authorizations required by law to carry out its obligations under this Agreement and any Project Agreement;

(iii) the execution, delivery and performance of this Agreement by Alamo and the consummation of the transaction(s) contemplated hereby has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of Alamo, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of Alamo or any contract, other form of agreement, or judgment or order to which Alamo is a party or by which it is bound;

(iv) the personnel assigned to perform Services rendered under this Agreement and any Project Agreement shall be capable professionally and duly qualified to perform the Services hereunder and in each Project Agreement;

(v) it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, it will not enter into any agreement to provide services which would in any way prevent it from performing the Services under this Agreement; and

(vi) the Services shall be provided in compliance with all statutes, federal and state applicable laws, ordinances, rules or regulations of any governmental or regulatory authority including (but not limited to) the OIG Compliance Program Guidance for Pharmaceutical Manufacturers, the PhRMA Code on Interactions with Healthcare Professionals, the Accreditation Council for Continuing Medical Education requirements for continuing medical education, the American Medical Association Ethical Guidelines on Gifts to Physicians from Industry, the Federal Food, Drug and Cosmetic Act (“FDCA”), the Medicare/Medicaid anti-kickback statute, the Prescription Drug Marketing Act (“PDMA”), the Health Insurance Portability and Accountability Act, and similar state laws, rules and regulations (collectively, “Applicable Law”).

(b) Client represents warrants and covenants that:

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(i) the execution, delivery and performance of this Agreement by Client and the consummation of the transaction(s) contemplated hereby has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of Client, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of Client or any contract, other form of agreement, or judgment or order to which Client is a party or by which it is bound;

(ii) Client will act in good faith to provide Alamo with the necessary materials, information, product training, and assistance required to enable Alamo to perform the Services in compliance with all Applicable Law.  Certain Client obligations and responsibilities unique to a specific Project Agreement shall be specified within that Project Agreement;

(iii) Client’s products shall be promoted under trademarks owned by or licensed to Client and are products which are either owned by Client and/or as to which Client has all lawful authority necessary to market and sell the products.  Client represents and warrants that its trademarks, trade names and trade dress do not infringe on any intellectual property or product marketing rights of any other person or entity.  Client further represents and warrants that the promotion of any Client product by Alamo does not infringe on any intellectual property or product marketing rights of any other person or entity;

(iv) it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and any Project Agreement and that during the term of this Agreement and any Project Agreement, it will not enter into any agreement which would in any way prevent or restrict Alamo from performing the Services under an applicable this Agreement; and

(v) it is solely responsible for reviewing and approving Client’s product promotional materials and literature and for ensuring all such materials comply with Applicable Law; and

(vi) the programs pursuant to which Alamo is performing the Services are Client’s Marketing Programs (see Exhibit A) that are being implemented by Alamo and as such, Client is responsible for ensuring that each program set forth in a Project Agreement adheres to Applicable Law.

4. Independent Contractors; Alamo Personnel

(a) Alamo and its directors, officers, employees and any persons providing services under the Agreement and any Project Agreement are at all times independent contractors with respect to Client.  Persons provided by Alamo to perform Services shall not be deemed employees of Client.  Neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between Alamo, its directors, officers, employees and any persons providing Services under the Agreement and Client.  Client understands that Alamo may utilize independent contractors in connection with its performance of the Services.

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(b) Alamo is, and at all times shall remain, solely responsible for the human resource and performance management functions of all Alamo personnel provided to perform the Services.  Alamo shall be solely responsible and liable for all disciplinary, probationary and termination actions taken by it, and for the formulation, content and dissemination of all employment policies and rules (including written disciplinary, probationary and termination policies) applicable to its employees, agents and contractors (individually, a “Alamo Employee” and collectively, “Alamo Employees”); provided that each Alamo Employee’s continued employment shall be contingent upon satisfaction of certain performance criteria established periodically by the Parties and with Client’s approval, and that the failure to meet such performance criteria shall be grounds, at Client’s option, for dismissal of the non-performing Alamo Employee in accordance with all Alamo human resources and employment policies and rules.

(c) Alamo shall obtain and maintain worker’s compensation insurance and other insurances required for Alamo Employees performing the Services and acknowledges that Client does not, and shall not obtain or maintain such insurances, all of which shall be Alamo’s sole responsibility.

(d) Alamo acknowledges and agrees that Alamo Employees are not, and are not intended to be or be treated as, employees of Client and that no such individual is, or is intended to be, eligible to participate in any benefits programs or in any Client “employee benefit plans” (as defined in Section 3(3) of ERISA) (“Client’s Benefits Plan”).

(e) Except as otherwise set out in this Agreement or in a Project Agreement, Client shall have no responsibility to Alamo or any Alamo Employee for any compensation, expense reimbursements or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related or withholding taxes, or any governmental charges or benefits (including, without limitation, unemployment and disability insurance contributions or benefits and workers compensation contributions or benefits) that may be imposed upon or be related to the performance by Alamo or its employees, agents or contractors of the obligations under this Agreement or any Project Agreement, all of which shall be the sole responsibility of Alamo.  To clarify, Client will not withhold any income tax or payroll tax of any kind on behalf of Alamo.

(f) Limitations.  Notwithstanding anything to the contrary in this Section 4, Alamo shall have no obligation or responsibility for any damages, liability, loss and costs, including but not limited to attorney’s fees (collectively, “Liability”) to the extent such Liability is attributed to either:

(i) discriminatory and/or intentional acts of Client, its employees, agents or contractors; and

(ii) any benefits payable under any Client Benefits Plan, and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by Client that cause, or are either alleged to cause or interpreted by any court or regulatory authority to cause, any Alamo employee to be reclassified as an employee of Client.

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In the event any Liability is alleged against Alamo or its employees which is attributable to the acts or omissions, willful misconduct or gross negligence of Client (as set forth in this Section 4(f)(i) and (ii)), Client shall indemnify, defend, and hold harmless Alamo and its directors, officers, employees and contractors.

(g) Limitations.  Notwithstanding anything to the contrary in this Section 4, Client shall have no obligation or responsibility for any damages, liability, loss and costs, including but not limited to attorney’s fees (collectively, “Liability”) to the extent such Liability is attributed to either:

(i) discriminatory and/or intentional acts of Alamo, its employees, agents or contractors; and

(ii) any benefits payable under any Alamo Benefits Plan, and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by Alamo that cause, or are either alleged to cause or interpreted by any court or regulatory authority to cause, any Client employee to be reclassified as an employee of Alamo.

In the event any Liability is alleged against Client or its employees who is attributable to the acts or omissions, willful misconduct or gross negligence of Alamo (as set forth in this Section 4(f)(i) and (ii)), Alamo shall indemnify, defend, and hold harmless Client and its directors, officers, employees and contractors.

(h) Nothing contained herein shall create a partnership or co-venture between Alamo and client and neither party will hold themselves out as the partner of the other.

5. Alamo Compensation

(a) In consideration of the performance of the Services, Client shall pay Alamo the fees, costs and expenses (collectively, the “Fees”) as set forth in each Project Agreement.  Alamo shall bill Client monthly in advance and invoices shall be sent by Alamo to Client on a monthly basis for the Fees for Services.   The base compensation is set forth in Exhibit "A" attached hereto.

(b) In addition to the Fees set forth in a Project Agreement, certain necessary and reasonable expenses will be charged to Client on a pass-through basis.  These expenses will be billed to Client at actual cost incurred by Alamo.  Pass-through costs specific to a particular Service shall be set forth in the Project Agreement.  The Client must agree on the pass-through services advance.  Payments are due upon Client’s receipt of each applicable invoice from Alamo.  If an invoice is not paid within thirty (30) days of Client’s receipt, there will be a finance charge of 1.5% of all amounts due that are not in dispute.  All invoices shall be accompanied by descriptions of the Services performed and expenses incurred in sufficient detail to allow an audit of amounts due.  Alamo shall retain a back-up copy of all support documentation for a period of 3 years.

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6. Confidentiality

(a) During the performance of the Services contemplated by this Agreement, each Party may learn confidential, proprietary, and/or trade secret information of the other Party (“Confidential Information”).   The Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party.”

(b) Confidential Information means any information which is disclosed to or created by either party or which has value to the Disclosing party as not being generally known to that party’s competitors.  Confidential Information includes, without limitation, the terms set forth in this Agreement, technical, trade secret, commercial and financial information about either Party’s (i) research or development; (ii) marketing plans or techniques, contacts or customers or a party’s products or services; (iii) organization or operations; (iv) business development plans (i.e., licensing, supply, acquisitions, divestitures or combined marketing); (v) products, licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including without limitation processes, procedures and business practices involving trade secrets or special know-how), (vi) pricing and financial information, and (vii) Batch records, communications and agreements with manufactures of pharmaceuticals, (viii) formula’s for products or potential products, (ix) New Drug Applications, Abbreviated New Drug Applications, pre-market notifications (501(k)) filed with the FDA or other governmental services that is not publicly disclosed, (x) in the case of Alamo, the names and contact information (i.e. phone number, address and e-mail address) of the Alamo Employees, and (xi) in the case of client, all information and compilations of information about client’s products including the preferences of prescribing physicians, trends in URL, issues and problems with the products.  The Receiving Party shall neither use nor disclose Confidential Information received from the Disclosing Party for any purpose other than as specifically allowed by this Agreement.

(c) Upon the expiration or termination of this Agreement, the Receiving Party shall, at the request of Disclosing Party, return all tangible forms of Confidential Information, including any and all copies and derivatives of Confidential Information made by either Party or their employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from, Confidential Information, except that Receiving Party may retain one (1) copy for monitoring ongoing obligations hereunder.  Any material or media not subject to return must be destroyed.  The Receiving Party shall not use or disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement without prior consent of an officer of the Disclosing Party.   The obligations set forth in this Section 6, including the obligations of confidentiality and non-use shall be continuing and shall survive the expiration or termination of this Agreement and the Project Agreement and will continue for a period of two (2) years from the date of such expiration or termination.

(d) The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; and (iv) solely with respect to the specific relevant process, order or request, Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order.

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7. Restrictions on Solicitation

(a) Neither Party may solicit the employees or independent contractors of the other Party to become employees of, or consultants to, the other Party during the Term of this Agreement and any Project Agreement and for a one (1) year period following the termination of both this Agreement and any Project Agreement.  The provisions of this Section 7 shall not apply with respect to either Party’s employees or independent contractors who seek employment from the other Party on their own initiative, such as, but not limited to, in response to a Party’s general vacancy announcement or advertisement.  Furthermore, this section 7 shall not apply to independent contractors providing consulting services not related to the promotion of the purchase of products.  Provided further that this section 7 shall not apply in the event that DARA determines, at its sole discretion, to establish its own internal sales force, and desires to hire all or a portion of the Alamo Employees providing Services.

(b) Client agrees during the Term of this Agreement and for one (1) year thereafter not: (i) to provide any contact information (including name, address, phone number or e-mail address) of any Alamo Employee to any third party which provides or proposes to provide Client with the same services being provided by Alamo pursuant to a Project Agreement, or (ii) to assist actively in any other way such a third party in employing or retaining such Alamo Employee.  Client shall pay or cause the third party to pay Alamo $25,000 for each Alamo Employee so employed or retained as liquidated damages for breach of this Section 7(b).

8. Indemnification

(a) Alamo shall indemnify and hold Client, its officers, directors, agents and employees harmless from and defend them against any and all third party liabilities, losses, proceedings, suits, actions, damages, claims or expenses of any kind, including court costs and reasonable attorneys’ fees (collectively, “Losses”) which are caused by: (i) any negligent or willful acts or omissions by Alamo, its agents, directors, officers, independent contractors, or employees, (ii) any breach of this Agreement or any Project Agreement by Alamo, its agents, directors, officers or employees; (iii) any action, suit or investigation by or on behalf of a governmental authority with respect to Ferralet® 90, Aquoral® or Binosto®; and (iv) any product liability claims, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim for Ferralet® 90, Aquoral® or Binosto®.

(b) Client shall indemnify and hold Alamo, its officers, directors, agents, and employees harmless from and defend against any and all Losses which are caused by: (i) any negligent or willful acts or omissions by Client, its agents, directors, officers, independent contractors, or employees, (ii) any breach of this Agreement or any Project Agreement by Client, its agents, directors, officers or employees, and (iii) any product liability claims, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim for Soltamox®, Gelclair® and Bionect®.

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(c) In case any action, proceeding or claim shall be brought against one of the parties hereto (an "Indemnified Party") based upon any of the above Claims and in respect of which indemnity may be sought against the other party hereto (the "Indemnifying Party") such Indemnified Party shall promptly notify the Indemnifying Party in writing.  The failure by an Indemnified Party to notify the Indemnifying Party of such Claim shall not relieve the Indemnifying Party of responsibility under this Section, except to the extent such failure adversely prejudices the ability of the Indemnifying Party to defend such claim.  The Indemnifying Party at its expense, with counsel of its own choice, shall defend against, negotiate, settle or otherwise deal with any such claim, provided that the Indemnifying Party shall not enter into any settlement or compromise of any claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party without the Indemnified Party's prior written consent.  The Indemnified Party may participate in the defense of any claim with counsel of its own choice and at its own expense.  The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such claims.  In the event that the Indemnifying Party does not undertake the defense, compromise or settlement of any claim, the Indemnified Party shall have the right to control the defense or settlement of such claim with counsel of its choosing.

(d) Client shall reimburse Alamo for all agreed upon reasonable actual out-of-pocket expenses incurred by Alamo in connection with responses to subpoenas and other similar legal orders issued to Alamo in respect to Client’s product or the Services performed under this Agreement and the applicable Project Agreement. However, Client shall have no obligation to reimburse Alamo for any such expenses (and to the extent paid by Client to Alamo, shall be repaid by Alamo to Client) arising out of, in connection with or otherwise relating to actions or omissions of Alamo or its employees, officers, directors and/or affiliates that violate this Agreement or Applicable Law.

9. Limitation of Liability

Neither Party shall be liable to the other Party with respect to any subject matter of this Agreement or any Project Agreement under any contract, tort, negligence, strict liability, breach of warranty (express or implied) or other theory for any indirect, incidental, special, exemplary, punitive, exemplary or consequential damages, nor for any loss of revenues or loss of profits, even if advised of the possibility of such damages.  This limitation in this section 9 shall not apply to the parties indemnification obligations set forth in Section 8 above.

10. Intellectual Property; Ownership

(a) Except as set forth in Sections 10(b) below, all documents, materials, reports and deliverables provided by Alamo to Client pursuant hereto whether or not patentable, copyrightable, or susceptible to any other form of legal protection which are made, conceived, reduced to practice or authored by Alamo, or Alamo’s employees, representatives or agents (if any) as a result of the performance of Services, or which are derived from use or possession of Client’s Confidential Information (collectively, the “Deliverables”) shall be the sole and exclusive property of Client.  Each Deliverable constituting an original work shall be considered a work made for hire under applicable copyright laws. Subject to Section 10(b) below, Alamo hereby assigns and agrees to assign to Client all right, title and interest in all worldwide intellectual property rights in the Deliverables, including without limitation, patents, copyrights, and trade secrets.

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(b) Notwithstanding anything to the contrary set forth herein, to the extent any Deliverable or work made for hire include Alamo’s concepts, ideas, models, know-how, software, methodologies, technology, techniques, procedures, management tools, workshops, manuals, macros, data files, inventions, and other intellectual capital and property that Alamo has developed, created or acquired prior to, in the course of, or independent of performing Services under this Agreement (the “Alamo Materials”), Alamo shall retain exclusive ownership in such Alamo Materials.  Alamo hereby grants Client a non-exclusive, non-transferable, royalty-free right and license, for it to use the Alamo Materials solely in connection with its use of the Deliverables created by Alamo in connection with the Services.

11. Term

The Agreement shall be in effect as of the Effective Date and shall remain in effect for three calendar years from the Effective Date. (the “Term”) or until such later date as may be set forth in a Project Agreement (it being understood that this Agreement will not terminate in the event the term set forth in a Project Agreement is longer than the term set forth herein).  At the end of the Term, the Agreement shall automatically renew in one year terms unless either Party provides the other Party with at least sixty (60) days written notice prior to the end of the Term or extended Term, as applicable.

12. Termination

(a) Subject to Section 11 above, this Agreement and any Project Agreement may be terminated by Alamo or Client upon giving written notice as follows:

(i) by Alamo, if any undisputed payment to Alamo by Client is not made when due and such payment is not made within thirty (30) days from the date of written notice from Alamo to Client advising of such nonpayment;

(ii) by either Party, in the event that the other Party has committed a material breach of this Agreement and such breach has not been cured within thirty (30) days of receipt of written notice from the non-breaching Party of such breach (provided that, during the thirty (30) day cure period for termination due to breach, each Party will continue to perform its obligations under the Agreement);

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(iii) by either Party, in the event the other Party is either debarred from federal contracting or is a “Sanctioned Entity.”  For purposes hereof, a Sanctioned Entity is an entity that:

(A) Is currently under indictment or prosecution for, or has been convicted (as defined in 42 C.F.R. § 1001.2) of:  (1) any offense related to the delivery of an item or service under the Medicare or Medicaid programs or any program funded under Title V or Title XX of the Social Security Act (the Maternal and Child Health Services Program or the Block grants to States for Social Services programs, respectively), (2) a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service, (3) fraud, theft, embezzlement, or other financial misconduct in connection with the delivery of a health care item or service, (4) obstructing an investigation of any crime referred to in (1) through (3) above, or (5) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance; or

(B) Has been required to pay any civil monetary penalty regarding false, fraudulent, or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care program, or is currently the subject of any investigation or proceeding which may result in such payment; or

(C) Has been excluded from participation in the Medicare, Medicaid, or Maternal and Child Health Services (Title V) program, or any program funded under the Block Grants to States for Social Services (Title II) program; or

(iv) by either Party, in the event that the other Party has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within thirty (30) days of the filing, makes a general assignment for the benefit of creditors; or has a receiver appointed for a substantial portion of its assets.

(v) by either Party with three (3) months’ prior written notice.

(b) Upon the effective date of such termination, the parties shall have no further obligation to each other (other than those set forth in Sections 4, 6, 7, 8, 9, 10 and 13), except that Client shall pay the amounts set forth or provided for in any Project Agreement through the actual date of termination.

13. Venue and Jurisdiction

This Agreement shall be construed according to the laws of the State of Texas (without reference to any principles regarding conflicts of law) and any action brought by either Alamo or Client in connection with this Agreement shall be brought in the state or federal courts located in the State of Texas.

14. Miscellaneous

(a) Each Party undertakes to maintain appropriate insurance in commercially reasonable amounts with financially capable carriers, including in the case of Client, product liability insurance in the amount of at least five million dollars $5,000,000.  Each Party shall name the other Party as an additional insured on all liability insurance coverage.  In addition, upon written request, each Party will provide the other with evidence of coverage complying with this Section.  The Parties understand and agree that additional insurance requirements may be set forth in the Project Agreements.  Any additional program specific insurance requirements may be set forth in a Project Agreement.

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(b) Neither Alamo nor Client may assign or transfer this Agreement or any Project Agreement or any of its rights, duties or obligations hereunder without the other Party’s prior written consent; provided, however, that either Alamo or Client may assign or transfer its rights, duties and obligations as part of an acquisition or purchase of Alamo or Client, without the prior written consent of the other Party when: (i) such assignment is to a successor-in-interest to all or substantially all of the ownerships interest or business assets of such Party whether in a merger, sale of stock, sale of assets or other similar transaction; and (ii) the successor is a financially capable business entity.  Any permitted successor or assignee of this Agreement and the rights and/or obligations hereunder, will in writing (satisfactory in form and substance) to the other Party, expressly assume this Agreement and any existing Project Agreement and the rights and obligations hereunder.  If such writing is not received, any proposed assignment or transfer need not be recognized and shall be null and void.

(c) This Agreement supersedes all prior arrangements and understandings between Parties related to the subject matter hereof.

(d) Except for Client’s payment obligations, noncompliance with the obligations of this Agreement due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, shortage of materials, failure of public utilities or common carriers, and any other similar causes beyond the reasonable control of the applicable Party, shall not constitute a breach of contract.

(e) If any provision of this Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both Parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this Agreement shall not be affected by such declaration or finding.

(f) This Agreement, together with each applicable Project Agreement (including any attachments or exhibits hereunder or thereunder), contains all of the terms and conditions of the agreement between the Parties and constitutes the complete understanding of the Parties with respect thereto.  No modification, extension or release from any provision hereof shall be affected by mutual agreement, acknowledgment, acceptance of contract documents, or otherwise, unless the same shall be in writing signed by the other Party and specifically described as an amendment or extension of this Agreement.

(g) The form and content of any public announcement to be made by one Party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be required by applicable law, in which event the other Party shall endeavor to give the other Party reasonable advance notice and review of any such disclosure.  Notwithstanding the above, either Party may, in connection with its general marketing materials and without the consent of the other Party, list the name of the other Party in a non-descriptive fashion, in a list of the names of other similarly situated third parties that such Party does business with.

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(h) This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

(i) Any notices required or permitted under this Agreement shall be given in person or sent by first class, certified mail to:

To Client: Address: DARA BioSciences, Inc. 8601 Six Forks Road Suite 160 Raleigh, NC 27615	To Alamo Address: Alamo Pharmacal Company 77 N. Broad Street, Doylestown, PA 18901
Attention: Fax: (919).861.0239	Attention: Pete Marchesini Fax: (210).581.1456
Copy To: Michael Lerner, Esq. Lowenstein Sandler LLP Fax: (973) 597.6321	Copy To: Lee Cusenbary General Counsel

or to such other address or to such other person as may be designated by written notice given from time to time during the term of this Agreement by one Party to the other.

(j) Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts deeds documents and things as the other Party may reasonably require from time to time giving full effect to the terms of this Agreement.

(k) Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated by this Agreement or each Project Agreement.

15. Reporting

Attached hereto, in the Project Agreement, are terms setting forth incentive compensation services, reporting services and additional reporting and analytical services.

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WHEREFORE, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ALAMO PHARMA SERVICES, INC.	DARA BIOSCIENCES, INC.
/s/ Pete Marchesini	/s/ David J. Drutz
Pete Marchesini	David J. Drutz, MD
Title: Chief Operations Officer	Title: CEO and CMO

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EXHIBIT A

Services and Reporting

PROJECT AGREEMENT
Sales Representative Sharing Arrangement

This Project Agreement is made as of October 25, 2013 (the “Effective Date”), by and between Alamo Pharma Services, Inc., (“Alamo”), and DARA BioSciences, Inc., a Delaware corporation with its principal place of business at 8601 Six Forks Road, Suite 160, Raleigh, NC 27615 (“DARA”).and MISSION PHARMACAL COMPANY, a Texas corporation with offices at 10999 I.H. 10 West, San Antonio, Texas 78216  (“MISSION”).  Alamo, DARA and Mission may each be referred to herein individually as a “Party” and collectively as the “Parties.”  DARA and MISSION may be collectively referred to as “Clients.”

RECITALS

A.           Alamo entered into a Master Service Agreement (“MSA”) dated as October 25, 2013 with DARA, to which this Project Agreement (the “PA” or “Agreement”) shall be an exhibit and incorporated by reference.

B.           Alamo entered into a Master Service Agreement dated as September 1, 2011 with MISSION, to which this Agreement shall be an exhibit and incorporated by reference.

C.           Clients desire to share the costs and expenses of a sales force consisting of and managed by Alamo employees which will provide detailing services as set forth more fully in Exhibit A-1 attached hereto.

1.	Interpretation and Construction

(a)           This PA is being entered into pursuant to Paragraph 2 of the respective Client’s MSAs and the Parties confirm that the MSAs shall govern the relationship between Alamo and the Parties under their respective MSAs. Unless otherwise specifically set forth herein, in the event of a conflict or inconsistency between the terms and conditions set forth in the MSAs and the terms and conditions set forth in this PA, the terms and conditions set forth in the MSAs shall take precedence, govern and control.

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(b)           The Parties hereby acknowledge that the terms set forth in their respective MSAs are incorporated herein by reference, as if fully set forth at length therein.

(c)           By signing this Agreement, the Clients agree that confidential information about the sales force size, geographic reach and number of representatives may be shared on a limited basis to allow for open discussion of sales strategy and utilization of the sales force.  No confidential information shall be shared by Alamo with a Client without prior verbal clearance by the Client who owns the confidential information.  The Clients agree that is necessary to share the physician call list with both parties to allow for both Clients to agree to the sales force sharing arrangement under their respective MSAs.

2.           The Services

A detailed description of the services (the “Services”) are set forth on Exhibit A-1 attached hereto and made a part hereof.

3.           The Term

The term of this agreement will be for three (3) years beginning on October 25, 2013.

4.           Termination

(a)           Parties may terminate this PA in accordance with Section 12 of their MSAs.

(b)           Either Party may terminate this PA by providing the other Party with at least 3 months’ prior written notice.

(c)           In the case of: (i) termination of this Agreement by Client (except for termination by Client pursuant to Section 12(a) (ii), (iii) or (iv) of the MSAs), or (ii) at the end of Term (or any Additional Term), Client shall (in addition to all other payment obligations under this Agreement) promptly pay (or if paid by Alamo, promptly reimburse) Alamo for: the balance due any expenses or future financial obligations directly related to the promotion of the Clients’ Products.

(f)           Any proposed transfer of Equipment to Client(s) shall be subject to Client establishing its own relationship and credit with the entity that Alamo contracted with to lease or rent such Equipment.

5.           Fees

Set forth on Exhibit B are the costs and fees to be paid by Clients to Alamo for the performance of the Services.

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WHEREFORE, the Parties hereto have caused this PA to be executed by their duly authorized representatives on the day and year first above written.

ALAMO PHARMA SERVICES, INC.	DARA BIOSCIENCES, INC.
/s/ Pete Marchesini	/s/ David J. Drutz
Pete Marchesini	David J. Drutz, MD
Title: Chief Operations Officer	Title: CEO and CMO

MISSION PHARMACAL COMPANY
/s/ Thomas J. Dooley
Thomas J. Dooley
Title: Chief Financial Officer

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EXHIBIT A-1
PROJECT SCOPE

Clients are to provide the following:

•	Manufacturing of products
•	QA/QC
•	Regulatory/compliance policy and approvals
•	Marketing Intelligence
•	Marketing Plan, including completed detailing materials
•	Sales or any third party data
•	Territory Data and configuration
•	Training materials
•	Samples/Sale Literature, Coupons, and other marketing materials
•	Incentive Compensation Design and Administration
•	Incentive Compensation Payments as agreed upon

Alamo shall provide the following (Alamo Sales Force or Shared Sales Force) :

•	Recruiting/onboarding process
•	20 representatives (Salary and benefits)
•	operational support for 2 District Managers Project management (SFA/IT, LMS, Concur Expense Reporting)
•	Operational Training and Learning Platform
•	Fleet
•	Email/voicemail
•	Payroll
•	Concur Expense Reporting
•	Laptops/Software LMS
•	SFA/IT
•	Sample Accountability

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Pass through items (paid by Alamo with costs passed through to and approved by Client):

In addition to the fees, certain expenses will be charged to DARA on a pass-through basis.  These expenses will be billed to Client at actual cost.  Pass-through costs include:

•
Expense related to turnover recruitment and training for new positions (interview expense and travel) Recruiting Costs ($[*****]/Rep) unless rep originally referred by DARA ($[*****]) and ($[*****]/DM unless rep originally referred by DARA ($[*****]), billed when rep/DM is hired.

•	Please Note: No recruiting fees for direct referral to hire situations (no sourcing/screening of other candidates)
•	Storage Units
•	Internet & Cell Phone
•	Sales Force Entertainment expenses as outlined by Client
•	Direct Marketing Expenses
•	Parking & Tolls
•	Office Supplies and subscriptions
•	Travel and Entertainment expenses
•	Overnight travel and expense
•	Gas/Gas card costs
•	Costs for all meetings, including but not limited Initial training meeting and POA Meetings. May include Alamo or other extended project team costs related to these meetings
•	Development of Training Materials
•	Backfill training
•	Incentive compensation / contests plus all applicable taxes

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EXHIBIT A-1 (continued)
SHARED DETAILING/SAMPLING SERVICES

Alamo shall provide Clients with a field force (the “Field Force”) which shall initially consist of twenty (20) sales representatives (“Shared Reps”). Shared Reps shall be managed by 2 DARA District Managers (District Managers and Shared Reps shall be referred to hereafter as the “Project Team”). Alamo will use its best efforts to ensure that members of the Project Team are located in an area that is geographically appropriate for the tasks that such member will perform.   The Project Team shall increase in size based on the availability of Products. The expected Project Team is as follows:

December 23, 2013 is the Deployment Date when 20 Shared Reps shall begin physician detailing and sampling of Clients’ products.

In the event Clients request additional Shared Reps or a change in the composition of the sales representatives (i.e., changes from part-time to full-time or from tele-sales to part-time, etc.), the Parties agree to memorialize such changes and to set forth additional terms with respect thereto (i.e., dates of proposed changes, proposed new Deployment Date for any new Shared Reps, etc.) in a written amendment to the PA signed by the two Clients and Alamo.

In connection with the promotion of Clients’ Products, Alamo shall provide the Clients with following services set forth in this Exhibit A-1 (collectively, the “Services”).

I.           DEFINITIONS

(a)           “Call” means the activity undertaken by a Shared Rep to detail the Product, further described as a face-to-face presentation by a Shared Rep to a Target and will include providing the Target with Product samples and Product Literature (as directed by Clients).  Sampling of the Product by Shared Reps shall be conducted in accordance with Appendix 1 attached hereto.

(b)           “Call Plan” means a plan that Client designs or assists Alamo in designing, which is intended to enhance the efficiency and effectiveness of the Shared Reps in making Calls.  The Call Plan will be maintained by Alamo at its offices with a copy of such Call Plan maintained by Client at its offices, and may be amended or reconfigured from time to time solely at Client’s written request, with Client paying Alamo a fee, to be agreed upon in writing, for the performance of such amendment or reconfiguration services.

(c)           “Deployment Date” means TBD for the District Managers and Shared Reps.

(d) “Product” or “Products” shall mean branded products of Clients and such other products as may be agreed by the Parties as long as the products are in other agreed upon therapeutic areas.

(e) “Product Literature” shall mean promotional, informative and other written information concerning the Products.  All Product Literature shall be prepared and provided by Clients.  The Shared Reps shall utilize only the Product Literature when making Calls.

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(f) “Targets” mean the licensed practitioners who are identified by Client as potential prescription writers and/or customers for the Product as provided by Clients to Alamo.

“Shared Rep” means a sales representative employed by Alamo and is a part of the Alamo Sales Force or Shared Sales Force, operating on behalf of DARA and Mission Pharmacal who is engaged under this Agreement to detail the Products.

II.                      HIRE STATUS, TRAINING AND MEETINGS

(a)           Alamo will provide the Shared Reps with salary, bonus, benefits, car allowance and mileage reimbursement or fleet, full operational support, and computers (including sales force automation software), and other agreed upon equipment.  Alamo will further provide operational support which includes, SFA, Sample Management, Expense Reporting, and Learning Management System.  It is understood and agreed that notwithstanding anything herein to the contrary, the Shared Reps are not employees of Clients for any purpose.  Alamo shall indemnify and hold harmless Client from and against any and all claims or damages related to an assertion or in accurate claim that any Shared Reps are employees of Client.

(b)           Training - The training responsibilities of the Parties are as follows:

(i)           Alamo has trained members of the Project Team concerning: selling skills, compliance with Applicable Laws, use of sales force automation software, expense management policies,  Alamo human resource policies, procedures and administration and other applicable Alamo internal human resource and general compliance policies and procedures sample accountability, and recruiting/onboarding.

(ii)           Clients shall train members of the Project Team concerning all respective Product-specific information including Product complaint-handling procedures, applicable specific Client health care compliance policies and Client customer service policies and procedures, orientation to Clients’ businesses, and adverse event reporting policies and procedures.  The Parties agree to work together to mutually determine if, when, and at what cost additional training shall be provided to members of the Project Team.

III.           PERFORMANCE

If Clients independently observe or hear of such activity that it believes in good faith that the performance of any Shared Reps is unsatisfactory or is not in compliance with the provisions of this Agreement, Clients shall notify Alamo in writing. Alamo shall promptly address the performance or conduct of such person in accordance with its internal human resource policies.  In the event that Client determines in good faith that a Mission Rep has violated any applicable law, regulation or policy, Client shall also notify Alamo in writing.  Alamo shall promptly address the issue and take all reasonable and appropriate action (including but not limited to termination of such employee).  No such action shall be contrary to Alamo’s internal human resource policies and procedures.  It is further agreed that each Shared Rep’s continued employment shall be contingent upon satisfaction of certain performance criteria established periodically by the Parties and with DARA’s approval, and that the failure to meet such performance criteria shall be grounds, at DARA’s option, for dismissal of the non-performing Sales Rep.

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IV           CALLS AND TARGETS

The Shared Reps shall provide Product Literature and Product samples (as needed) when making Calls as directed by Clients.  Clients are solely responsible for the content, production and distribution (to the Shared Reps) of the Product Literature.  Each Shared Rep shall record information concerning each Call, including but not limited to Product sample distribution, and concerning the profile of each individual Target (or other physician called upon) on whom the Shared Rep calls.

V.	INCENTIVE COMPENSATION PLAN FOR SHARED REPS (If Applicable)

Alamo will collaborate with Clients in an effort to ensure the incentive compensation plan for the Shared Reps (the “IC Plan”) is compatible with Client’s expectations for program delivery assurance.  Following acceptance of the IC Plan design, Alamo will create a plan communication presentation and plan document for field force acknowledgement and signature.  Alamo will implement the approved IC Plan and provide quarterly payout files to Client.

VI.           THE PRODUCTS

The Products shall be promoted by Alamo under trademarks owned by or licensed to Clients and are Products which Clients have all lawful authority necessary to market and sell the Products in all geographic areas where the Products are to be promoted under this PA.  This Agreement does not constitute a grant to Alamo of any property right or interest in the Products or the trademarks owned by or licensed to Clients.  Alamo recognizes the validity of and the title of Clients to all their respectively owned or licensed trademarks, trade names and trade dress in any country in connection with the Products, whether registered or not.  Clients represent to Alamo that neither those trademarks, trade names and trade dress nor the promotion of the Products by Alamo infringes on any intellectual property right of any other person or entity.

VII.           BACKGROUND CHECKS

Alamo shall be responsible for performing drug testing and background checks of all Shared Reps.  The background checks include Criminal Background Check, Social Security Check, Drug Screen, Motor Vehicle Record Check, Education Check, and Past Employer Check.  Alamo further represents and warrants that it will perform or cause to be performed background checks to confirm that no Shared Rep:

a.           is an excluded person on the Office of Inspector General’s List of Excluded Individuals/Entities and is not on the General Services Administration Excluded Parties List (as of the date the background check is performed);

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b.           is, so far as it is aware, an unfit or an improper individual for the performance of the Services;

c.           is, so far as it is aware, engaged in any fraudulent or unlawful activity, or other inappropriate conduct as measured by the other requirements of this Agreement.

Mission shall institute prompt corrective or disciplinary action against any Shared Rep who fails to meet the requirements set forth in this Exhibit A-1.  Alamo further agrees to cooperate and comply with all investigations by or on behalf of Clients with respect to wrongdoing, or alleged or suspected wrongdoing, in respect of any obligations of Alamo or any Shared Rep under this Agreement.

VIII.           CALL REPORTING

Alamo shall provide Clients with standard reports as set forth on Appendix 1 on a monthly basis.

IX.           REPRESENTATIONS AND UNDERTAKINGS

(a)           Alamo represents that:

(i)           it, as well as the Shared Reps employed by Alamo, shall perform the implementation of Clients’ detailing program in a professional, workmanlike manner consistent with industry standards and in conformance with that level of care and skill ordinarily exercised by other competent professional contract service organizations in similar circumstances and in accordance with those specifications and timelines which Alamo and Clients agree to (in writing) and which are not otherwise set forth herein or in the MSA.  Alamo shall ensure that its employees or agents complete the Services in a timely manner and in accordance with the terms of this PA.

           (ii)           the Shared Reps shall not add, delete or modify claims of efficacy or safety of the Products, nor make any changes (including but not limited to, underlining or otherwise highlighting any language or adding any notes thereto) in the Product Literature. Alamo shall only use and shall permit the Shared Reps to only use the Product Literature provided by Client. Alamo and the Shared Reps shall not develop, create, or use any other promotional material or literature or alter Product Literature provided by Client.  Alamo shall immediately cease the use of any Product Literature when instructed to do so (in writing) by Client.  Alamo shall use the Product Literature only for the purposes of this Agreement.

(iii)           it shall not, and shall ensure that all Shared Reps shall not, directly or indirectly, pay, offer or authorize payment of anything of substantial value (either in the form of compensation, gift, contribution or otherwise) to any person or entity in a position to order or purchase the Products contrary to any law;

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(iv)           it shall not, and shall ensure that all Shared Reps shall not, directly or indirectly, make any representations or warranties relating to the Products that conflict, or are inconsistent with the Food and Drug Administration approved labeling for the Products; and

(v)           it shall ensure that each Shared Rep shall promote, market and sell the Products in accordance with all applicable laws;

(b)           Clients represent individually that:

(i)           it recognizes that for Alamo to comply with its obligations hereunder, it shall need the good faith cooperation of Client to provide Alamo with the necessary materials and assistance required to enable Alamo to perform the Services;

(ii)           the Services being provided by Alamo are in furtherance of Client’s program of marketing and promoting the Products and as such, Client is responsible for ensuring, and further, Client represents and warrants, that the Client’s program being implemented by Alamo pursuant to the terms hereof (but not the implementation thereof by Alamo), strictly adheres to all applicable state and federal statutes, laws, ordinances, and the rules and regulations of all governmental and regulatory authorities, including but not limited to, the Federal Food, Drug, and Cosmetic Act and the Prescription Drug Marketing Act;

(iii)           it shall ensure that none of its employees add, delete or modify claims of efficacy or safety of the Products, nor makes any changes (including but not limited to, underlining or otherwise highlighting any language or adding any notes thereto) in the Product Literature, during the training on the Products or during any communications with Alamo employees;

(iv)           it shall ensure that none of its employees working with the Project Team or in connection with the Services, directly or indirectly instruct any Alamo employee to pay, offer or authorize payment of anything of substantial value (either in the form of compensation, gift, contribution or otherwise) to any person or entity in a position to order, recommend or purchase the Products contrary to any law; and

(v)           neither it nor any of its employees directly or indirectly instruct any Alamo employee to make any representations or warranties relating to the Products that conflict, or are inconsistent with applicable laws or the Food and Drug Administration approved labeling for the Products.

(iv)           Client shall:

A. provide Shared Reps with all Product Literature and Product samples.

B. inform Alamo promptly of any changes which Client believes are necessary or appropriate in the Product Literature or in information concerning the Products in order to be in compliance with all applicable federal and state law, regulations and administrative guidance.

C. respond appropriately and in a timely manner to any inquiry concerning a Product communicated to Alamo from any licensed practitioner and communicated by Alamo to Clients.

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EXHIBIT B
COMPENSATION - FIXED FEES, VARIABLE FEES AND PASS-THROUGH COSTS

I.           FIXED FEES
(a) Recruiting Fees

     Expense related to recruitment for new positions (plus interview expense and travel) Recruiting Costs ($[*****]/Rep) unless rep originally referred by DARA ($[*****]) and ($[*****]/DM unless rep originally referred by DARA ($[*****]), billed when rep/DM is hired; provided that there shall be no recruiting fees for direct referral to hires.

(b) Implementation Fee

For the original 20 territories, and in the event Client desires to add sales representative to cover new territories or Products (in addition to the original deployment DARA Pharmaceuticals Reps set forth in Exhibit A), Client shall pay to Alamo Pharma Services an implementation fee (based on what Year the DARA Pharmaceuticals Reps are hired by Alamo Pharma Services) in accordance with the following:

Implementation Fee	Year One
Per Full-time Representative	$ [*****]
Per District Manager	$ [*****]

Implementation Training Fee
Payment	$[*****]

(i)           The implementation fee shall increase by four percent (4%) on an annual basis (i.e., a four percent increase in Years Two, Three and Four from the implementation fee in effect in the prior year).

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(c)           Fixed Monthly Fee
Client shall pay Alamo Pharma Services a Fixed Monthly Fee as follows:

Alamo Field Force Member	Fixed Monthly Fee Per Territory
Per Full-Time DARA Pharmaceuticals Rep Territory	$[*****]
Per District manager	$[*****]

Financial Coverage of Fixed Fee (See Appendix II)

The Fixed Monthly Fee in the chart above shall be pro-rated based on the number of days in the first or last month that the person was employed.  The Fixed Monthly Fee shall increase by four percent (4%) on an annual basis.

II.           PASS-THROUGH COSTS (With Approval from Clients)
In addition to the fees, certain expenses will be charged to Clients on a pass-through basis.  These expenses will be billed to Client at actual cost.  Pass-through costs include:

•
Expense related to turnover recruitment and training (plus interview expense and travel) Recruiting Costs ($[*****]/Rep) unless rep originally referred by DARA ($[*****]) and ($[*****]/DM unless rep originally referred by DARA ($[*****]), billed when rep/DM is hired.  Please note: that if turnover occurs within the first 3 months of employment, Client will not be charged implementation and recruiting fee, but will be charged for travel and expense related to interviewing and re-training as a pass through cost. If turnover occurs after the first 3 months of employment Client will be responsible for implementation fee, recruiting fee, and travel and expense related to interviewing and re-training.

•	It is generally expected that turnover will be in the range of 10-15% annually.
•	No recruiting fees for direct referral to hire situations (no sourcing/screening of other candidates)
•	Storage Units
•	Internet & Cell Phone
•	Sales Force Entertainment expenses as outlined by Client
•	Direct Marketing Expenses
•	Parking & Tolls
•	Office Supplies and subscriptions
•	Travel and Entertainment expenses
•	Overnight travel and expense
•	Gas/Gas card costs
•	Costs for all meetings, including but not limited Initial training meeting and POA Meetings. May include Alamo or other extended project team costs related to these meetings
•	Backfill training
•	Incentive compensation / contests plus all applicable taxes
•	Development of Training Materials in addition to those outlined in Implementation
•
If needed: if additional legal/medical review and/or Instructional Designer is required and approved by client, charged at $150/per hour (note: training fees include 2 rounds of legal/medical review with medical writer and/or Instructional Designer and the review committee).

•	Certified Professional Trainers: available at a rate of $2,000 per day plus reasonable travel and expense

Alamo shall obtain prior written approval from Client before incurring any pass-through costs.

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III.           SALARY RECONCILIATION
Alamo Pharma Services shall perform quarterly salary reconciliations for the Pharmaceuticals Reps.  The fixed monthly fee set forth in Section I above assumes an average annual salary for the Pharmaceuticals Reps as set forth in the following chart.

Alamo Field Force Member	Assumed Average Salary (Year One)
Per Full-Time Pharmaceuticals Rep Territory	$[*****]

•
The assumed average salary for the Pharmaceuticals Reps set forth in the chart above shall increase by four percent (4%) on an annual basis following Steering Committee Approval. The Steering Committee will review and approve the salary increases. Such review shall occur within ten (10) business days from submission of request by either party.

In the event the actual average base salary in any given year, for all of the Pharmaceuticals Reps is less than the assumed average base salary (for the applicable annual period), Client shall receive a credit (reflected on the following months invoice) in an amount equal to the following:

[(Total # Pharmaceuticals Reps x Assumed Average Base Salary) – (Total # Pharmaceuticals Reps x Actual Average Base Salary)] x (100% + applicable employer portion of taxes expressed as percentage)

In the event the actual average base salary for all of the Pharmaceuticals Reps, in any given year, is greater than the assumed average base salary (for the annual period) as set forth above, the following months invoice from Alamo Pharma Services shall reflect an additional payment due from Client to Alamo Pharma Services in an amount equal to the following.  This will be determined in the event that the Steering Committee approves higher salaries to bring on higher quality talent:

[(Total # Pharmaceuticals Reps x Actual Average Base Salary) – (Total # Pharmaceuticals Reps x Assumed Average Base Salary)] x (100% + applicable employer portion of taxes expressed as percentage)

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IV.           INVOICES; BILLING TERMS

 The Implementation /Recruiting / Training fees for the initial 20 territories will be billed as follows.

•	Implementation and recruiting and training fees will paid in 6 equal payments for first 6 invoices, see grid below for planning purposes:

	20 Reps (17 to be newly recruited)	2 DM’s	Estimated Total
Implementation Fee: $[*****]per rep $[*****]per DM	$[*****]	$[*****]	$[*****]
Recruitment Fee: $[*****] per rep [*****] x $[*****]=	$[*****]		$[*****]
Training Material Development: $[*****]			$[*****]
Estimated Totals:			$[*****]

Estimated Billing for Implementation/Recruitment/Initial Training Material
December 2013	[*****]
January 2014	$[*****]
February 2014	$[*****]
March2014	$[*****]
April 2014	$[*****]
May 2014	$[*****]

Estimated Monthly Billing:

Month	Implementation Fee:	Monthly Fee: $[*****]/rep $[*****]/DM	Estimated Total:

December 2013	$[*****]		$[*****]
January 2014	$[*****]	$ [*****]	$ [*****]
February 2014	$[*****]	$ [*****]	$ [*****]
March 2014	$[*****]	$ [*****]	$ [*****]
April 2014	$[*****]	$ [*****]	$ [*****]
May 2014	$[*****]	$ [*****]	$ [*****]
June 2014		$ [*****]	$ [*****]
July 2014		$ [*****]	$ [*****]
August 2014		$ [*****]	$ [*****]
September 2014		$ [*****]	$ [*****]
October 2014		$ [*****]	$ [*****]
November 2014		$ [*****]	$[*****]
December 2014		$ [*****]	$[*****]

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Post initial deployment of Fees shall be paid by Client to Alamo Pharma Services within thirty (30) days of the date of the invoice.  Commencing in the month of each Deployment Date, Client will be billed monthly in advance the amount stated above as the Fixed Monthly Fee.  Pass-through Costs will be billed to Client at actual cost as incurred by Alamo Pharma Services.

Invoices are due upon receipt.  If not paid within thirty (30) days of date of invoice, there will be a finance charge of 1.5% monthly, applied to the outstanding balance due that is not in dispute. All invoices shall be accompanied by descriptions of the Services performed and expenses incurred in sufficient detail to allow an audit of amounts due. Alamo shall retain a back-up copy of all support documentation for a period of three (3) years.

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APPENDIX 1
SAMPLING OF PRODUCTS

General

CLIENTS shall cause the Alamo Pharma Services Reps to distribute samples of Products to Targets (and to non-Targets as permitted under the terms of this PA) as part of the detailing activity of the Alamo Pharma Services, under a sampling program (the “Sampling Program”) which complies in all respects with applicable Federal and State law and regulations, including but not limited to the Federal Prescription Drug Marketing Act, as amended (“PDMA”) and the Physician Payment Sunshine Act (the “Sunshine Act”) and regulations and guidelines promulgated thereunder.  Any Sampling Program will be reviewed with and approved (in writing) by Client prior to implementation it being understood that any Sampling Program shall be Client’s program which shall be implemented by Alamo Pharma Services.  The Parties agree that Product samples shall not be considered an item of value.  All samples shall be provided by Client.

In connection with the foregoing, Client expressly authorizes Alamo Pharma Services to distribute the Product samples during the Term (or any Additional Term) of this Agreement.

If the Sampling Program provides for the shipment of samples to or distribution by Alamo Pharma Services to the CLIENTS targets (and thereafter to Targets), Alamo Pharma Services shall store the samples of the Products and distribute the samples to Targets (and to non-Targets as permitted under the terms of the Agreement) in compliance with all applicable legal requirements, including, without limitation, the PDMA and the Sunshine Act.  If the Sampling Program to which this Exhibit is attached provides for the distribution of samples by Client directly to the Alamo Pharma Services Reps, Client shall be responsible for storage and distribution in accordance with applicable legal requirements, including, without limitation, the PDMA and the Sunshine Act. Client shall nonetheless retain all risk of loss with respect to samples of the Products. Furthermore, Client shall at all times maintain its own insurance with respect to loss, damage or destruction of the Products.

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Responsibility for Sample Distribution and Storage

The Clients shall be responsible for any necessary storage of samples in the aggregate and for distribution of samples. The CLIENTS shall be accountable for samples received by Alamo Pharma Service Reps (including any storage of samples by individual Alamo Pharma Services Reps).

State License Number for Targets

If requested in writing by the Clients, a list of Targets utilized by the Alamo Pharma Services Reps shall be validated by the CLIENTS against a current list of state license numbers.  The fees for such service are set forth in Section III of Exhibit B.  All additions, changes and off-list potential Targets shall be validated in advance by the CLIENTS.

Sample Accountability Records

Alamo Pharma Services shall utilize a security and audit program that includes allowance for all of: random, for cause and periodic physical inventories of samples delivered to the Alamo Pharma Services reps consistent with the PDMA and applicable regulations of the Food and Drug Administration (“FDA”).  In the course of utilizing that program Alamo Pharma Services will generate Inventory Records, Reconciliation Reports and Summary Report as required by the regulations of the FDA.

Written Accountability Policies

Alamo Pharma Services will prepare written policies, provide instruction and testing concerning those policies and (with the cooperation of the Clients) gather all required information concerning Sample Accountability issues to assure that Alamo Pharma Services is in compliance with the requirements of the regulations of the FDA covering the sampling services (if any) provided by Alamo Pharma Services.  Those written policies and procedures will address: (i) the inventory process, (ii) an inventory schedule, (iii) the audit standards for detecting falsified and incomplete records, (iv) what is a significant loss and how it is to be identified, (v) responsibility for notifying the FDA, (vi) system for monitoring samples to identify the loss or theft of samples and (vii) the standards for storage of samples.  Those written policies and procedures shall be provided to and accepted in writing by the Clients.  In addition, Clients shall prepare written policies and procedures covering shipping of samples by Clients and return of samples, as applicable. Clients shall provide Alamo Pharma Services with a written copy of Client’s written policies and procedures.

Audit Services

Alamo Pharma Services will develop audit procedures, random selection audits, operational guidelines, proposed timelines and checklists to allow testing and demonstration of PDMA compliance.  These procedures will include random and for-cause audit criteria, on-site inventory, inspection of sample storage locations, interviews of Alamo Pharma Services Reps and reconciliation services and reports. The on-site inventory of the samples in the possession of a Alamo Pharma Services Rep and related interview of that Alamo Pharma Services Rep (with accompanying reconciliation services and report) shall constitute a “physical audit.”  A physical audit, as requested by the Client, shall be conducted with respect to Pharmaceuticals Reps with appropriate subsequent reconciliation of samples provided to that Pharmaceuticals Reps. In addition to any other physical audits, performed by either the Clients or Alamo Pharma Services, required by the PDMA and/or regulations thereunder and/or by the applicable written policies and procedures for the sample accountability program, a physical audit shall be conducted on each Alamo Pharma Services Rep upon termination of employment either by Client or Alamo Pharma Services.  Random signature audits will be performed by Alamo Pharma Services and the results reported to the Clients.

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Shipment of Samples

If Client is shipping samples directly to the Alamo Pharma Services Reps, the Clients shall be responsible for those shipments, including using appropriate delivery verification system and confirmation documentation. Under any Sampling Program, the Clients shall provide Alamo Pharma Services with a written description of that delivery verification system and copies of the conformation documentation forms.  The Clients shall provide Alamo Pharma Services with all PDMA-related information concerning shipped samples as required by FDA regulations, i.e., including lot numbers.  This information may be delivered either electronically or on paper but in either case within 24 hours of the shipment of the samples. The Clients shall also provide all information reasonably necessary to allow Alamo Pharma Services to verify the receipt of shipped samples.

Alamo Pharma Services will ensure they receive a copy of all documents confirming shipments of samples to the Alamo Pharma Services Reps, whether by Alamo Pharma Services, a warehouse or the Clients. Alamo Pharma Services will, in all cases, reconcile the receipt of samples by each Alamo Pharma Services Rep with the samples shipped to that Alamo Pharma Services Rep, based upon the shipping records provided to it and acknowledged of delivery provided by the Alamo Pharma Services Rep.  All discrepancies between the sample shipping records (whether by Alamo Pharma Services, warehouse or the Clients and the acknowledgment of delivery by the Alamo Pharma Services Reps shall be identified by Alamo Pharma Services and reported to the Client within five (5) days of discovery.  All loss of samples or potential loss of samples shall be investigated by the Clients.  To the extent either party uses a third party vendor to provide any shipping and/or delivery verification services, that party shall insure that the third party vendor is compliant with all applicable federal and state laws, including the PDMA and the regulations of the FDA.

Returns

The Clients shall be responsible for confirming all returns of samples by Alamo Pharma Services or the Alamo Pharma Services Reps.  The Clients will provide Alamo Pharma Services with written confirmation of sample returns promptly after receipt by the Clients of the returned sample.  The Parties recognize that Alamo Pharma Services will reconcile sample data and account for samples based (in part) on the return confirmations provided by the Clients.  The Clients shall not remove, destroy or otherwise impair the availability of the returned samples until either Alamo Pharma Services confirms the return of samples in the quantities reported by the Alamo Pharma Services Rep or, if Alamo Pharma Services has not begun such confirmation after the passage of thirty (30) days following notice to Alamo Pharma Services.

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Access to Records

Alamo Pharma Services shall provide the Clients access in less than twenty-four (24) hours.

Notification of Client; of FDA

Upon Alamo Pharma Services’ discovery that any Product samples have been lost or stolen, Alamo Pharma Services shall, within twenty-four (24) hours, report such theft or loss to the Clients.  Client will be responsible for determining whether a “theft” or a “significant loss” has occurred under the PDMA and the regulations of the FDA. Client shall also be responsible for determining whether there is “reason to believe” that a diversion of a sample or falsification of a sample record by an Alamo Pharma Services Rep has occurred.  Client is responsible for reporting the theft or loss to the FDA.

Recalls

Alamo Pharma Services shall maintain such traceability records at the product code level on samples of the Products as may be necessary to permit a recall or field correction of the Product.  The decision to conduct and the right to control a recall shall be solely Clients.  Alamo Pharma Services shall cooperate fully with Client in connection with any recall efforts affecting the Product.

Accountability Training

The Parties recognize that a Sampling Program will require incremental training in sample accountability.  Alamo Pharma Services, with the assistance of Client, will provide, as part of the training, all Alamo Pharma Services Reps with training which addresses sampling matters.  Alamo Pharma Services will consult with Client to assure that the Alamo Pharma Services Reps will use detail bags and report forms which are acceptable to Client.  Should Alamo Pharma Services and/or Client determine that follow-on training is necessary in the future, Client will be responsible for the reasonable costs associated with such follow-on training.

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APPENDIX II

Financial Coverage of Fixed Fee

[*****]

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ATTACHMENT B
Co-Promotion Agreement

Mission Pharmacal Company’s (Mission) and DARA BioSciences, Inc.’s (DARA) will share the costs and expenses of a pharmaceutical sales force which will promote the Mission Products (as hereinafter defined) and the DARA Products (as hereinafter defined) to physicians whose primary area of practice is oncology or oncology support fields (the “Specialty”) in the Territory (as hereinafter defined) through the sales force reference in Attachment A (the “Alamo Sales Force”) consisting of Alamo employees and managed by Alamo Pharma Services, Inc. (“Alamo”) as the contract services provider utilized paid by both Mission and DARA to promote both the Mission Products and DARA Products to the Specialty.

Mission agrees with DARA that there is a lack of data concerning historical sales of Ferralet 90, Aquoral and Binosto to the Specialty. Therefore, the Parties are unable to agree in advance to a TRx generation number in the Specialty for the Mission Products.  To accommodate this lack of data, the proposed structure has a guarantee payment component for the first year following execution of the Co-Promotion Agreement (the “Agreement’) pursuant to which Mission shall make certain monthly minimum payments to Alamo for promoting the Mission Products. Furthermore, in order to properly align incentives, the Agreement shall also contain a “risk-share component” once the market for the Mission Product in the Specialty is defined.

Therefore, the major elements of the proposed Agreement which is a mixed model of a guarantee payment and revenue sharing are the following:

1.
The Mission Products to be promoted to the Specialty of Oncology and Oncology Support by the Alamo Sales Force are Ferralet 90, Aquoral and Binosto (the “Mission Products”). Mission will book all sales of the Mission Products.

2.	The DARA Products to be promoted to the Specialty by the Alamo Sales Force are Soltamox, Gelclair and Bionect. DARA will be responsible for logistics regarding the sales of the DARA Products.

3.
Mission will make a monthly guaranteed payment of $[*****] during the first year of the Agreement (Annualized at $[*****]).  This will correlate to a minimum of [*****] details per month for the Mission Products. There will be two evaluation periods during the first 15 months. The evaluations will be scheduled during month 12 and month 15. At the 12 month evaluation, the options will be for either company to terminate, mutually agree to move to the revenue sharing model, or continue for three more months under the current agreement. At month 15, the options will be for either company to terminate or mutually agree to move to the revenue sharing model. If at month 12 the decision is to continue for 3 more months, then Mission will continue to pay DARA the $[*****] monthly fee for months 13, 14, and 15.

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4.
Mission Products will receive a minimum of [*****]% of the value of the Incentive Compensation Program of the Alamo Sales Force for the achievement of the goals associated with the Mission Products for the first 12 months of the agreement and [*****]% of the Incentive Compensation (IC Plan) for year 2 and beyond. Mission shall be provided the IC plan prior to publication.

5.
If the TRx for the Mission Products generated within the Specialty after being monetized and annualized meets or exceeds a TRx gross sales dollar trigger point of $[*****] (the “Trigger Value”) or TRx positive trend data meets or exceeds amounts mutually agreed to by both parties, then the Agreement would be amended to provide for a revenue sharing model. For example, if the monetized and annualized TRx generated exceeds the Trigger Value or TRx positive trend data meets or exceeds amounts mutually agreed to by both parties, then the Agreement would institute revenue sharing starting the next month following the Trigger Date as calculated in paragraph 6 below.

6.
When the Trigger Value is achieved the following revenue sharing model would “kick in.”  The proposed percentage splits for the Mission Products gross margin for every year of the Agreement are the following:

a.	Starting in Year 2: the split of the gross margin dollars are [*****]% DARA, [*****]% Mission
b.	Starting in Year 3: the split of the gross margin dollars are [*****]% DARA, [*****]% Mission
c.	Starting in Year 4: the split of the gross margin dollars are [*****]% DARA,[ *****]% Mission
d.	Starting in Year 5: the split of the gross margin dollars are [*****]% DARA. [*****]% Mission

7.	Each Party shall have the option to terminate the Agreement at the end of either months 12 and 15, and annually thereafter.

8.	DARA will pay an agreed upon sum for the utilization of the Alamo Sales Force for the promotion of Mission Products.

9.
Mission would mutually agree upon a number of specific pieces of sales literature and samples (a “Cap”) to be used by the Alamo Sales Force for each of the Mission Products during the term of the Agreement at no cost to DARA. Any amount of sales literature or samples above the cap shall be provided at Mission’s cost to Alamo Sales Force at DARA’s expense. Utilization beyond the Cap would be at the sole decision and cost to DARA and Mission would charge DARA at a pass-through cost for pieces beyond the Cap.

The agreed upon number of specific pieces of sales literature and samples shall be as follows:

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1.	Ferrelet 90 sales literature [number of pieces to be determined]
2.	Ferrelet 90 samples [number of samples to be determined]
3.	Aquoral sales literature [number of pieces to be determined]
4.	Aquoral samples [number of samples to be determined]
5.	Binosto sales literature [number of pieces to be determined]
6.	Binosto samples [number of samples to be determined]

10.	Mission shall continue to promote the Mission Products through its own sales force.

11.	Mission shall provide DARA with quarterly sales reports substantiating all TRX’s of the Mission Products within the Specialty. DARA shall provide to Mission a quarterly report containing the details of Mission Products.

12.	Mission shall have the sole responsibility for the sale, manufacturing, shipment, distribution, warehousing, billing, order processing, collection of receivables, payment of rebates and other similar charges and filing of all necessary reports for the Mission Products and for booking Mission Product sales.

13.	Mission shall have sole responsibility for and shall provide all medical and pharmaceovigilence support for the Mission Products.

14.	Mission shall have sole responsibility for all regulatory matters, including Product recalls, concerning the Mission Products. Should there be any finding of liability or regulatory fines related to the sale and promotion of Ferralet 90, Mission agrees to hold DARA harmless and indemnify DARA for any actual damages, including attorney’s fees. DARA shall be a named insured on Mission’s general liability and commercial insurance programs. Mission reserves the right to manage any litigation or regulatory correspondence with the FDA or any other governmental or regulatory authority regarding Ferralet 90.

15.	Territory shall mean the United States of America and it possessions and territories specifically related to the Specialty.

16.	Mission will grant Alamo Sales Force the exclusive right to promote the Mission Products to the Specialty within the Territory during the Term of the Agreement.

17.	Alamo Sales Force will promote the Mission Product in accordance with industry standards and shall provide samples and promotional literature to physicians and other health care practitioners within the Specialty as customary and appropriate.

18.	DARA will be responsible for creating any potential Specialty specific supplemental marketing and sales materials for the Mission Products. Such materials will be pre-approved by Mission for use in the marketplace.
19.	DARA and Mission shall select two individuals from each company to participate in a quarterly meeting (“Joint Steering Committee”), by phone or in person, to make joint decisions required under the Agreement.

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AGREED TO:

DARA BIOSCIENCES, INC.	MISSION PHARMACAL CO.
/s/ David J. Drutz	/s/ Thomas J. Dooley
Name: David J. Drutz, MD	Name: Thomas J. Dooley
Title: CEO and CMO	Title: Chief Financial Officer

ALAMO PHARMA SERVICES, INC.
/s/ Peter Marchesini
Name: Peter Marchesini
Title: Chief Operations

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